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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12

AMERITRADE HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Ameritrade Holding Corporation

Pursuant to Rule 14a-12 under the
Securities Exchange Act of 1934
Subject Company: Ameritrade Holding Corporation
Commission File No.: 000-49992

This filing consists of an updated Ameritrade Holding Corporation Fact Sheet posted to Ameritrade’s website on July 12, 2005.

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

ABOUT AMERITRADE

For 30 years, Ameritrade Holding Corporation has provided investment services to self-directed individuals through its brokerage subsidiaries. Ameritrade develops and provides innovative products and services tailored to meet the varying investing and portfolio management needs of individual investors and institutional distribution partners. A brokerage industry leader, Ameritrade, Inc. a subsidiary of Ameritrade Holding Corporation, recently received a four-star rating in the 2005 Barron’s Review of Online Brokers for its Apex active trader program. For more information, please visit www.amtd.com.

June 2005 Quarter Results

•	Net income of $74.7 million, or $0.18 per diluted share

•	Operating margin* of $144.1 million, or 61 percent of net revenues

•	Pre-tax income of $122.4 million, or 52 percent

•	Net revenues of $234.4 million

•	69,000 new accounts opened; 45,000 closed accounts; 1,730,000 qualified accounts**

•	Average client trades per day of approx. 139,000

•	Client assets of approx. $78.8 billion

•	Average client margin balances of approx. $3.4 billion; Quarter ending balances of approx. $3.4 billion

Financial Highlights

					YTD
FISCAL YEAR ENDED	2001	2002	2003	2004	Jun 05
Net Revenues (millions)	$454.7	$430.8	$713.3	$880.1	$728.8
Operating Margin* (millions)	$93.2	$117.9	$318.7	$542.7	$458.8
Advertising (millions)	$148.0	$72.6	$90.4	$100.4	$72.3
Net Income (Loss) (millions)	$(91.2)	$(29.0)	$(136.6)	$272.3	$238.2
Earnings (Loss) per Share—Diluted	$(0.49)	$(0.13)	$(0.32)	$0.64	$0.58
Average Client Trades per Day	102,413	84,564	143,470	167,958	159,102
Total Accounts***	1,951,000	3,001,000	3,171,000	3,520,000	3,689,000
Qualified Accounts**	—	1,211,000	1,520,000	1,677,000	1,730,000
Client Assets (billions)	$26.1	$33.9	$54.8	$68.8	$78.8
Weighted Average Shares Outstanding—Diluted (millions)	185.8	227.3	432.5	427.0	412.3
Stock Price (at period end)	$4.01	$3.90	$11.97	$11.68	$18.55

Datek Results are included beginning September 9, 2002

*see Reconciliation of Financial Measures

**Client accounts with a total liquidation value of $2,000 or more, except Clearing Accounts. Historical data available from September 2002.

***All open accounts (funded and unfunded) except clearing accounts.

Reconciliation of Financial Measures (in millions)

						YTD
FISCAL YEAR ENDED	2001	2002	2003	2004	Jun Q 05	Jun 05
Operating Margin	$93,274	$117,930	$318,670	$542,687	$144,088	$458,813
Less:
Advertising	(148,009)	(72,638)	(90,415)	(100,364)	(21,672)	(72,307)
Gain/(loss) on disposal of property	(999)	(403)	5,093	(1,166)	(26)	220
Gain on sale of investments	9,692	0	0	0	0	0
Restructuring and asset impairment charges	(38,268)	(63,406)	(5,991)	0	0	0
Debt conversion expense	(62,082)	0	0	0	0	0

Pre-tax income	$(146,392)	$(18,517)	$227,357	$441,157	$122,390	$386,726

Note: The term “GAAP” in the following explanation refers to generally accepted accounting principles in the United States.

Operating margin is considered a Non-GAAP financial measure as defined by SEC Regulation G. We define operating margin as pre-tax income, adjusted to remove advertising expense and any unusual gains or charges. We consider operating margin an important measure of the financial performance of our ongoing business. Advertising spending is excluded from operating margin because it is largely at the discretion of the Company, varies significantly from period to period based on market conditions and relates to the acquisition of future revenues through new accounts rather than current revenues from existing accounts. Unusual gains and charges are excluded from operating margin because we believe they are not likely to be indicative of the ongoing operations of our business. Operating margin should be considered in addition to, rather than as a substitute for, pre-tax income and net income.

Company Organization

Ameritrade’s Client Group utilizes an outside-in perspective to deliver client-driven products and services aimed at providing a superior, value-priced experience for active traders, long-term investors and registered investment advisors.

Ameritrade® has historically been our core offering for self-directed retail investors. We offer sophisticated tools and services, including Ameritrade StreamerTM, Ameritrade command center, SnapTicketTM, Trade TriggersTM and Ameritrade Advanced AnalyzerTM. We offer Ameritrade ApexTM for clients that place an average of 5 trades per month over a three-month period or have a $100,000 total account value. Apex clients receive free access to services that are normally available on a subscription basis and access to exclusive services and content.1

Ameritrade Plus™ is designed for self-directed clients seeking long-term portfolio management tools and a higher degree of personalized client service. Clients have access to a comprehensive suite of portfolio management tools for long-term investing strategies. Clients of Ameritrade Plus with an account value over $5,000 have access to a dedicated account executive.

Ameritrade Izone is a streamlined version of Ameritrade designed exclusively for self-sufficient investors who prefer managing their accounts online. Clients forgo traditional support and service in favor of a purely electronic brokerage experience with low online commissions.

Ameritrade Canada provides Canadian resident clients with fast and low-cost U.S. equity trading.

Ameritrade Advisor Services™ offers a low-cost alternative for independent financial advisors and registered investment advisors.

Ameritrade Corporate Services™ provides self-directed brokerage services to employees and executives of corporations, either directly in partnership with the corporation or through joint marketing relationships with third-party administrators, such as 401(k) providers and employee benefit consultants.

RECENT MILESTONES

June 2005 Ameritrade announces a definitive agreement to acquire TDWaterhouse U.S.A., with the transaction combining two complementary organizations to create the world’s largest online retail broker as determined by the average number of retail equity trades per day

May 2005 Ameritrade celebrates 30 years of providing individual investors with the tools they need to pursue their financial goals

March 2005 Ameritrade firmly aligns operations with client centric strategy, creating new Client Experience Group

March 2005 Ameritrade Apex receives a four-star rating in the 2005 Barron’s Review of Online Brokers, finishing 2nd overall among browser-based brokers

October 2004 Ameritrade completes the purchase of approximately 45,000 online retail accounts from JB Oxford & Company

February 2004 Ameritrade completes the purchase of approximately 11,000 online retail accounts from BrokerageAmerica

January 2004 Completion of Bidwell & Company acquisition adds approximately 100,000 accounts and $5 billion in client assets

June 2003 Ameritrade completes the purchase of approximately 16,500 Mydiscountbroker.com online retail accounts from SWS Group, Inc. (NYSE: SWS)

September 2002 Ameritrade merges with Datek Online Holdings Corp.

Corporate Information

MANAGEMENT TEAM	CORPORATE HEADQUARTERS

J. Joe Ricketts – Chairman and Founder

Joe H. Moglia – Chief Executive Officer

Bryce Engel – Senior Vice President, Chief Brokerage Operations Officer

Phylis M. Esposito – Executive Vice President, Chief Strategy Officer

Kenneth I. Feldman – President, Private Client Division

Kurt D. Halvorson – Executive Vice President, Chief Administrative Officer

Asiff Hirji – Executive Vice President, Chief Information Officer
Ellen L.S. Koplow – Executive Vice President, General Counsel

John R. MacDonald – Executive Vice President, Chief Financial Officer and Treasurer

Anne L. Nelson – Executive Vice President, Chief Marketing Officer

J. Peter Ricketts – Executive Vice President, Chief Operating Officer, Vice Chairman and Corporate Secretary

Larry Szczech – Executive Vice President, Chief Client Officer	4211 S. 102nd Street
Omaha, NE, 68127

MAILING ADDRESS

PO Box 2760
Omaha, NE 68103-2760
800-237-8692

FOR MORE INFORMATION

Investor Relations: 402-597-5658
Corporate Communications:
800-400-1336
www.amtd.com
E-mail: amtdinfo@ameritrade.com

1IRAs may be excluded from some Apex offers. Apex membership may also be granted on a free trial basis. Qualification is reviewed every three months. Professional access to real-time data differs. Apex professionals can subscribe to receive real-time NYSE market data for $127.25 a month.

Ameritrade, Ameritrade Plus, Ameritrade Advisor Services and Ameritrade Corporate Services are Divisions of Ameritrade, Inc., member NASD/SIPC. Ameritrade Canada, Inc., member IDA/CIPF. Ameritrade Inc. and Ameritrade Canada, Inc. are subsidiaries of Ameritrade Holding Corporation. Ameritrade, Ameritrade logos and Ameritrade products and services are trademarks or registered trademarks of Ameritrade IP Company, Inc. © 2005 Ameritrade IP Company Inc. All rights reserved. Used with permission.

AMTD IR 4/05

Additional Information and Where to Find It

In connection with the proposed transaction, Ameritrade will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68127, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.

Ameritrade Holding Corporation, The Toronto-Dominion Bank, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Ameritrade described above. Information regarding Ameritrade’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on January 24, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ameritrade as described above. Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov and by directing a request to The Toronto-Dominion Bank, c/o TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations (416) 308-9030.